Results of November 11, 2004 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004.

At the meeting, each of the nominees for Trustees was elected, as follows:

	     		Votes		Votes
			For		Withheld
Jameson A. Baxter	9,580,803	341,600
Charles B. Curtis	9,584,308	338,095
Myra R. Drucker		9,590,489	331,914
Charles E. Haldeman, Jr.9,592,602	329,801
John A. Hill		9,583,260	339,143
Ronald J. Jackson	9,582,707	339,696
Paul L. Joskow		9,584,140	338,263
Elizabeth T. Kennan	9,582,023	340,380
John H. Mullin, III	9,587,434	334,969
Robert E. Patterson	9,584,270	338,133
George Putnam, III	9,584,162	338,241
A.J.C. Smith *		9,583,955	338,448
W. Thomas Stephens	9,588,271	334,132
Richard B. Worley	9,594,792	327,611


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

                  Votes	         Votes
                    For	       Against			Abstentions
		7,680,568	485,311		 	1,756,524

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

              Votes	            Votes
                For	          Against		Abstentions
          7,647,760	          500,714		1,773,929

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


                        Votes		Votes
                          For		Against		Abstentions
                     7,864,837		330,347		1,727,219


A motion with respect to a proposal to approve an amendment to the funds Agreement and Declaration of Trust was not brought before the meeting and accordingly no vote was taken with respect to the proposal.

* Mr. Smith resigned from the Board of Trustees on January 14, 2005.

All tabulations are rounded to the nearest whole number.